Exhibit 99.1

Virtuix to Host Virtual Investor Webinar on Wednesday, February 4, 2026 at 11:30 a.m. Eastern Time

AUSTIN, TX - February 2, 2026 – Virtuix Inc. (NASDAQ: VTIX), a leading developer of full-body virtual reality systems, announced today that it will hold a virtual investor webinar on Wednesday, February 4, 2026 at 11:30am ET.

Virtuix Founder and CEO Jan Goetgeluk will host the webinar to discuss the company’s growth plans, its dual-use strategy combining high-volume consumer sales with high-margin defense contracts, and how AI-driven 3D reconstruction technology accelerates the adoption of its products in consumer, enterprise, and defense markets. A question-and-answer session will follow.

You can sign up and join here: https://app.livestorm.co/virtuix/virtuix-investor-webinar?s=5e3a9eaa-a286-46f5-a719-5b51f3c621e6

Watch this video message from Mr. Goetgeluk, highlighting recent developments and inviting investors to the webinar: https://www.youtube.com/watch?v=bWZ7fbVQsU4

Virtual Investor Webinar

Wednesday, February 4, 2026

11:30 a.m. Eastern Time

Webcast and Presentation:

https://app.livestorm.co/virtuix/virtuix-investor-webinar?s=5e3a9eaa-a286-46f5-a719-5b51f3c621e6

A webcast replay will be available following the call at https://investors.virtuix.com/.

Investors who would like to submit their questions in advance can do so by sending them to VTIX@mzgroup.us.

About Virtuix

Virtuix Inc. (NASDAQ: VTIX) is a leading manufacturer of full-body virtual reality systems for consumer, enterprise, and defense markets. The company’s premier portfolio of “Omni” omni-directional treadmills enables players to walk and run in 360 degrees inside video games and other virtual reality applications. With a commitment to innovation, Virtuix continues to push the boundaries of XR and AI, delivering immersive experiences to users worldwide. For more information, visit virtuix.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When the Company uses words such as “may, “will, “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. These forward-looking statements include, without limitation, the Company’s statements regarding the expected trading of its shares of common stock on the Nasdaq Global Market and the closing of the Offering. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions and the completion of the initial public offering on the anticipated terms or at all, and other factors discussed in the “Risk Factors” section of the registration statement filed with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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Company Contact

Lauren Premo
Virtuix Inc.
press@virtuix.com

Investor Relations Contact

Chris Tyson
MZ Group
Direct: 949-491-8235
VTIX@mzgroup.us